As filed with the Securities and Exchange Commission on March 22, 2002
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PALM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-3150688
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
5470 Great America Parkway
Santa Clara, California 95052
(408) 878-9000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Eric A. Benhamou
Palm, Inc.
5470 Great America Parkway
Santa Clara, California 95052
(408) 878-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Larry W. Sonsini, Esq.
Katharine A. Martin, Esq.
Andrew J. Hirsch, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Debt Securities	—	—	—

Common Stock, $0.001 par value(3)(4) . . .	—	—	—

Preferred Stock, $0.001 par value(3)	—	—	—

Depositary Shares(3)	—	—	—

Warrants(5)	—	—	—

Total	100%(6)	$200,000,000	$18,400

(1)
Or (i) if any debt securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price equal to the amount to be registered or (ii) if any debt securities are issued with a principal amount denominated in a foreign currency or composite currency, such principal amount as shall result in an aggregate initial offering price equivalent thereto in United States dollars at the time of initial offering.

(2)	These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o), exclusive of accrued interest, if any, on the debt securities.
(3)
In addition to any securities that may be registered hereunder, the registrant is also registering an indeterminate number of shares of common stock, preferred stock, and depositary shares as may be issued upon conversion or exchange of the securities issued directly hereunder. No separate consideration will be received for any shares of common stock, preferred stock or depositary shares so issued upon conversion or exchange.

(4)	Each share of common stock includes a right to purchase one one-thousandth of a share of Series A Participating Preferred Stock.
(5)	Includes warrants to purchase common stock, warrants to purchase preferred stock, and warrants to purchase debt securities.
(6)
The proposed maximum offering price per unit will be determined by the registrant from time to time in connection with the issuance of the securities. The securities registered hereunder may be sold separately or as units with the other securities registered hereby.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 22, 2002

PROSPECTUS

$200,000,000

Palm, Inc.

By this prospectus, we may offer—

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants

Palm, Inc. may sell from time to time in one or more offerings together or separately:

•	Senior debt securities;

•	Subordinated debt securities;

•	Common stock;

•	Preferred stock;

•	Depositary shares; and

•	Warrants to purchase debt securities, preferred stock or common stock.

See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our securities.

Our common stock is quoted on the Nasdaq National Market under the symbol “PALM.” The last reported sale price of our common stock on March 20, 2002 was $2.98 per share. Preferred share purchase rights are attached to shares of our common stock.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2002

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents we have filed with the Securities and Exchange Commission, or SEC, that are incorporated by reference in this prospectus and that are referenced under the section entitled “Documents Incorporated by Reference” on page 44 contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, among others, statements regarding the following: Palm’s intentions, beliefs and expectations regarding its leadership in handheld devices; Palm’s intentions, beliefs and expectations regarding the Palm platform and licensing opportunities for the Palm platform; Palm’s intentions, beliefs and expectations regarding its products and services and the development and introduction of new products and services; Palm’s beliefs and expectations regarding revenue, profit margins and operating results; Palm’s intentions, beliefs and expectations regarding costs and restructuring activities; Palm’s beliefs and expectations regarding the demand and markets for its products and services, its industry and its ability to forecast demand; Palm’s beliefs about its distributors, retailers and resellers; Palm’s beliefs and expectations regarding competition, its competitors and its ability to compete; Palm’s beliefs about third party software and hardware developers; Palm’s beliefs and expectations regarding undetected errors and defects; Palm’s expectations regarding licensing of third party software and entering joint development arrangements; Palm’s expectations regarding its financial and managerial controls, reporting systems and procedures; Palm’s beliefs and expectations regarding wireless services; Palm’s intentions, beliefs and expectations regarding its personnel, its management team and the search for a new chief executive officer; Palm’s beliefs and expectations about international revenues and international operations; Palm’s intentions and expectations regarding future acquisitions; Palm’s intentions, beliefs and expectations regarding the separation of its businesses and segment reporting; and Palm’s beliefs about its charter documents and Delaware law and its adoption of a stockholder rights plan. These forward-looking statements are subject to risks and uncertainties that could cause actual results and events to differ materially. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in this prospectus. You should consider carefully the statements set forth in the section entitled “Risk Factors” and other sections of this prospectus, and the accompanying prospectus supplement, and in the other documents we have filed with the SEC and that are incorporated by reference in this prospectus. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. Palm undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by Palm. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement is correct as of any date subsequent to the date hereof or of such prospectus supplement.

In connection with the offering of certain offered securities, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities or our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.

ii

SUMMARY

This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may, along with the information that is incorporated by reference as described in the section of this prospectus entitled “Documents Incorporated By Reference,” add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the risk factors, together with additional information described below under the heading “Documents Incorporated By Reference.”

Palm, Inc.

Overview

We were founded in 1992 and introduced our first handheld device in 1996. Immediately prior to our initial public offering on March 2, 2000, we were a wholly-owned subsidiary of 3Com. Until 1999, our business was focused primarily on developing and selling our Palm-branded handheld devices, and as of November 30, 2001, we have sold over 15.9 million Palm devices worldwide. In 1999, we expanded our strategy of licensing our Palm OS platform and developed our wireless Internet access service to support wireless-enabled handheld devices. Our revenues increased from approximately $1 million in fiscal year 1995 to approximately $1.6 billion in fiscal year 2001.

We are the leading global provider of handheld computing devices. We develop, design and market our Palm-branded handheld devices, which currently include our i705, m500, m100, Palm™ VII, Palm V, and Palm III product families. We believe our emphasis on simplicity, elegance and ease of use and our focus on customer needs have contributed to our success to date. Our devices have also won numerous awards, including Network Computing’s “Best Mobile Handheld Wireless Device”, Computer Shopper’s “Choice Award for Best PDA” and InfoWorld’s “Handheld Product of the Year” in 2001. We intend to build on our global leadership in handheld computing devices through continued innovation and focus on addressing customer needs.

The Palm OS® operating system and related software, which we refer to as our Palm platform, have been the cornerstone of our success in the handheld device market. The Palm platform combines the distinctive look, feel and ease of use of our Palm OS operating system with HotSync® technology that enables users to synchronize information between a Palm device and a personal computer, and includes pen-based input technology, personal information management applications such as a datebook, an address book, and e-mail and wireless functionality. Our Palm VII product also includes web clipping software that allows Internet content providers and users to wirelessly send and receive information via the Internet in a format optimized for handheld devices. In addition to including the Palm platform in our Palm-branded devices, we license the Palm platform to manufacturers of smart handheld devices, which we define as handheld devices that enable users to access and manage information. Companies including Acer, AlphaSmart, Garmin, HandEra (formerly TRG), Handspring, Kyocera, Samsung, Sony and Symbol Technologies have licensed the Palm platform. We intend to continue to pursue licensing opportunities for our Palm platform in the rapidly converging markets of handheld computing devices, information appliances, mobile phones and handheld entertainment devices.

During the first quarter of fiscal year 2002, we announced a plan to form an internal subsidiary to contain the Palm OS organization, known as Palm Source, Inc., in order to more distinctly identify it from the Palm branded device and services organization, known as Palm’s Solutions Group. This internal separation will foster the independence of both of the businesses and is intended to allow us to bring greater clarity of mission and to better serve our licensees. We will begin to provide segment reporting information for these two businesses beginning with our third quarter of fiscal year 2002.

In the fourth quarter of fiscal year 2001, we experienced a confluence of factors that led to a significant decline in our fourth quarter revenues from the previous quarter and a net loss for the fourth quarter and for fiscal year 2001. In response to these events, we initiated a series of restructuring actions to work through this challenging period as effectively and as quickly as possible. As a result, we recorded a restructuring charge in the fourth quarter of fiscal year 2001 related to these actions. Also, in the fourth quarter of fiscal year 2001, we recorded a charge for excess inventory and inventory commitments that we did not believe we could sell during fiscal year 2002. In the second quarter of fiscal year 2002, we announced further restructuring actions and a $21.9 million restructuring charge intended to align our cost structure with our business operations. In the first two quarters of fiscal year 2002, we recorded an additional $4.1 million of restructuring charges due to changes in the costs of the restructuring activities announced in fiscal year 2001. For the first two quarters of fiscal year 2002, our cost of revenues was positively impacted by a total of $58.2 million primarily because we were able to sell more of the inventory that had been previously written down than we had originally anticipated.

Other Information

Our principal executive offices are located at 5470 Great America Parkway, Santa Clara, California 95052, our telephone number is (408) 878-9000 and our website can be accessed at www.palm.com. Unless stated otherwise, references in this prospectus to “Palm,” “we,” “us,” or “our” refer to Palm, Inc., a Delaware corporation, and its subsidiaries.

The Securities We May Offer

We may offer up to $200,000,000 of debt securities, common stock, preferred stock, depositary shares and warrants in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Debt Securities

We may offer secured or unsecured obligations in the form of either senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The senior unsecured debt securities will have the same rank in right of payment as our other unsecured, unsubordinated debt. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities.

The senior and subordinated debt securities will be issued under separate indentures between us and a trustee. We have summarized the general features of the debt securities to be governed by the indentures. These indentures have been filed as exhibits to the registration statement (No. 333–        ) that we have filed with the

SEC (this prospectus being a part of that registration statement). We encourage you to read these indentures. Instructions on how you can get copies of these documents are provided below under the heading “Where You Can Find More Information.”

General Indenture Provisions That Apply to Senior and Subordinated Debt

•	Each indenture allows debt to be issued in series with terms particular to each series.

•	Neither indenture limits the amount of debt that we may issue or generally provides holders any protection should there be a highly leveraged transaction involving our company.

•
The indentures allow us to merge or to consolidate with another United States entity or convey, transfer or lease our properties and assets substantially as an entirety to another United States entity, as long as certain conditions are met. If these events occur, the other entity will be required to assume our obligations on the debt securities and under the indentures, and we will be released from all liabilities and obligations, except in the case of a lease.

•
The indentures provide that we and the trustee may generally amend the indenture with the consent of holders of a majority of the total principal amount of the debt outstanding in any series to change certain of our obligations or your rights concerning the debt. However, to change the payment of principal, interest, or adversely affect any right to convert or certain other matters, every holder in that series must consent.

•
We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. The trustee would pay all amounts due to you on the debt from the deposited funds.

Events of Default

Each of the following is an event of default under the indentures:

•	Principal or premium not paid when due;

•	Any sinking fund payment not made when due;

•	Interest not paid for 30 days after it becomes due;

•	Covenants not performed for 90 days after notice; and

•	Certain events of bankruptcy, insolvency or reorganization of Palm.

A prospectus supplement may describe deletions of, or changes or additions to, the events of default.

Remedies

Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25 percent of the principal amount outstanding in a series of securities may declare the outstanding principal, plus accrued interest, if any, immediately payable. However, the holders of a majority in principal amount may, under certain circumstances, rescind this action. A prospectus supplement may describe deletions of, or changes or additions to, the remedies available to the holders under the indentures.

Subordination

The subordinated indenture provides that the subordinated debt securities will be subordinated to all senior debt as defined in the subordinated indenture.

Common Stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. Common stock holders are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to the rights, if any, of holders of preferred stock. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Preferred Stock and Depositary Shares

We may issue preferred stock in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including any redemption provisions, any rights in the event of liquidation, dissolution or the winding up of Palm, any voting rights and any conversion rights. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

Warrants

We may issue warrants for the purchase of debt securities, preferred stock or common stock.

RISK FACTORS

Before you invest in any of our securities, you should be aware of various risks, including those described below. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus and in the accompanying prospectus supplement, before you decide whether to purchase any of our securities. The risks set out below are not the only risks we face. If any of the following risks occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our securities could fall, and you may lose all or part of the money you paid to buy our securities.

Risks Related to Our Business

If we fail to develop and introduce new products and services timely and successfully, we will not be able to compete effectively and our ability to generate revenues will suffer.

We operate in a highly competitive, quickly changing environment, and our future success depends on our ability to develop and introduce new products and services that our customers and end users choose to buy. If we are unsuccessful at developing and introducing new products and services that are appealing to end users with acceptable prices and terms, our business and operating results would be negatively impacted because we would not be able to compete effectively and our ability to generate revenues would suffer.

The development of new products and services can be very difficult and requires high levels of innovation. The development process is also lengthy and costly. If we fail to anticipate our end users’ needs and technological trends accurately or are otherwise unable to complete the development of products and services in a timely fashion, we will be unable to introduce new products and services into the market to successfully compete. For example, in the fourth quarter of fiscal year 2001, we introduced our m500 and m505 handheld device products that feature a Secure Digital expansion slot. The production release for these products was delayed and production volumes ramped later than we had originally expected, which negatively impacted our fourth quarter revenues and operating results. We cannot assure you that we will be able to introduce new products on a timely or cost-effective basis or that customer demand for our products will meet our expectations. In addition, Microsoft has recently released Windows XP, a new version of its operating system for desktop and laptop computers, and Apple has recently released a new version of its Mac OS desktop and laptop operating system. Demand for our products could be adversely affected if it is discovered that our products do not interoperate fully with these new operating systems, and additional development and technical support resources could be required to fix any incompatibilities which arise that could adversely affect our results of operations.

Because the sales and marketing life cycle of our handheld solutions is generally 12 to 18 months or less, we must:

•	continue to develop updates to our Palm platform, new handheld devices and new wireless services, or our existing products and services will quickly become obsolete;

•	manage the timing of new product introductions so that we minimize the impact of customers delaying purchases of existing products in anticipation of new product releases;

•	manage the timing of new product introductions to meet seasonal market demands;

•	manage the levels of inventories to minimize inventory write-offs; and

•	adjust the prices of our products and services over the course of their life cycles in order to increase or maintain customer demand for these products and services.

If we do not correctly anticipate demand for our products, we could have costly excess production or inventories or we may not be able to secure sufficient quantities or cost-effective production of our handheld devices.

The demand for our products depends on many factors and is difficult to forecast, in part due to the market for our products being relatively new, variations in economic conditions and relatively short product life cycles.

As we introduce and support additional handheld device products and as competition in the market for our products intensifies, we expect that it will become more difficult to forecast demand. Significant unanticipated fluctuations in demand could adversely impact our financial results and cause the following problems in our operations:

•
If forecasted demand does not develop, we could have excess production resulting in higher inventories of finished products and components, which would use cash and could lead to write-offs of some or all of the excess inventories, increased returns and price promotion actions each of which could result in lower revenue or lower gross margins. In addition, we may also incur certain costs, such as fees for excess manufacturing capacity and cancellation of orders and charges associated with excess and obsolete materials and goods in our inventory, which could result in lower margins and increased cash usage. For example, in our fourth quarter of fiscal year 2001, our sales were lower than we had previously forecasted. Because demand was lower than the manufacturing quantities to which we had previously committed, our inventory balances and inventory commitments were higher than our forecasted future sales for certain products. In the fourth quarter of fiscal year 2001, we took a charge of $268.9 million for excess inventory and related costs. We also implemented pricing actions in order to assist our channel customers in selling their Palm product inventory. These pricing actions lowered our revenue and gross margins.

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If we do not correctly anticipate declines in demand, our future results of operations, liquidity and capital resources may be impacted. For instance, in the fourth quarter of fiscal year 2001, we experienced a sudden and unanticipated significant decrease in demand for our products. As a result, we incurred a charge to cost of revenues of $268.9 million in the fourth quarter of fiscal year 2001 related to excess inventory and related costs, including $124.7 million for non-cancelable component commitments which impact cash flow in fiscal year 2002. In addition, due to this decrease in demand for our products, we experienced reduced revenues, an operating loss and negative cash flow from operations in the first and second quarter of fiscal year 2002. We initiated cost reduction actions in the fourth quarter of fiscal year 2001 and the second quarter of fiscal year 2002. These actions reduced our cost structure for fiscal year 2002. However, if the decrease in demand continues or worsens, we will continue to experience decreased revenues and will experience operating losses and negative cash flow from operations until such time as we are able to realize the benefit of additional reductions in our operating cost structure or until demand recovers.

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If demand increases beyond what we forecast, we may have to increase production at our third party manufacturers. We depend on our suppliers to provide additional volumes of components and those suppliers might not be able to increase production rapidly enough to meet unexpected demand or may choose to allocate capacity to other customers. Even if we are able to procure enough components, our third party manufacturers might not be able to produce enough of our devices to meet the market demand for our products. The inability of either our manufacturers or our suppliers to increase production rapidly enough could cause us to fail to meet customer demand. For example, in the first three quarters of fiscal year 2001, we experienced shortages of some key components, which resulted in an inability to meet customer demand for some of our products.

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Rapid increases or decreases in production levels could result in higher costs for manufacturing, supply of components and other expenses. These higher costs could lower our profits. Furthermore, if production is increased rapidly, manufacturing yields could decline, which may also lower our profits.

Our quarterly operating results are subject to fluctuations and seasonality, and if we fail to meet the expectations of securities analysts or investors, our share price may decrease significantly.

Our operating results are difficult to predict. Our future quarterly operating results may fluctuate significantly and may not meet our expectations or those of securities analysts or investors. If this occurs, the price of our stock would likely decline. Factors that may cause fluctuations in our operating results include the following:

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Seasonality.    Historically, our revenues have usually been weaker in the first and third quarters of each fiscal year and have, from time to time, been lower than the preceding quarter. This seasonality is due to consumer buying being traditionally lower in these quarters. In addition, we attempt to time our new product releases to coincide with relatively higher consumer spending in the second and fourth fiscal quarters, which contributes to these seasonal variations.

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Fluctuations in Operating Expenses.    We have embarked on a cost reduction and restructuring program which is lowering overall expenses. The cost reduction and restructuring program includes actions taken or announced in the fourth quarter of fiscal year 2001 and second quarter of fiscal year 2002. These actions include workforce reductions, actions taken to consolidate or reduce facilities, and cancellation of certain projects. To the extent that we are not able to achieve the planned expense reductions, our operating results and ability to operate the business could be adversely impacted. It is possible that additional changes in the economy, in competition, or in our business may necessitate additional restructuring activities and expenses in the future that may affect our operating results and our business could be adversely impacted.

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Economic Conditions.    Demand for Palm’s products and services by consumers, individual business users as well as by enterprise customers is effected by economic conditions. For example, beginning in the fourth quarter of fiscal year 2001, Palm’s business has been impacted globally by an economic slowdown. In the current economic environment, demand is difficult to predict and revenue could fluctuate significantly from our forecasts. The terrorist attacks in the United States that occurred in September 2001 add further uncertainty to worldwide economic forecasts, including both end-user and enterprise demand.

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Revenue Mix and Pricing.    Our profit margins differ among the handheld device, Palm platform licensing and wireless services parts of our business. In addition, the product mix and sales prices of our device products affect profit margins in any particular quarter. The product mix and sales prices of our device products in a particular quarter depend in part on the timing of new product introductions and the relative demand for different products in our product offerings. From time to time, we offer price protection and other pricing and promotion programs to our resellers in connection with reductions in the prices of certain of our products, which may result in lower gross margins. We cannot anticipate with certainty when we will need to take these pricing and promotion actions, and our profit margins will fluctuate from quarter to quarter depending on the timing of such actions. In addition, as our business evolves and the mix of revenues from devices, licenses and services varies from quarter to quarter, our operating results will likely fluctuate.

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New Product Introductions and Transitions.    As we introduce new products and services, the timing of these introductions will affect our quarterly operating results. We may have difficulty predicting the timing of new product and service introductions and the user acceptance of these new products and services. If products and services are introduced earlier or later than anticipated, or if user acceptance is unexpectedly high or low, our quarterly operating results may fluctuate unexpectedly. For example, in the fourth quarter of fiscal year 2001 our sales were negatively impacted by the delay of the volume availability of the m500 and m505 devices because potential purchasers postponed buying certain other products in anticipation of the new products. In addition, we cannot predict the timing of new product and service introductions from our competitors or the level of market acceptance they will achieve. As a result, if a competitor introduces a product, users may delay purchasing our products while they wait for the release of our competitor’s product or purchase our competitor’s product instead of ours, which would cause our quarterly operating results to fluctuate unexpectedly.

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Quarterly Linearity of Revenues.    Depending on the timing of product introductions, production, consumer demand, and competitive and economic factors, the linearity of our sales within a quarter can fluctuate widely. For example in the third and fourth quarters of fiscal year 2001, we shipped a significant percentage of our quarterly revenues in the third month of each quarter. When we ship a high percentage of our quarterly revenues near the end of the quarter, we are subject to risks such as unexpected disruptions in component availability, manufacturing, order management, information systems and shipping. If a significant disruption occurs, our results of operations or financial condition could be adversely affected. In addition, shipping a significant portion of the quarterly revenues near the end of the quarter could also cause our channel customers to delay placing new orders until later in the following quarter when they have reduced their inventory levels. This makes projecting quarterly results difficult.

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Use of Purchase Orders with Customers.    We rely on one-time purchase orders rather than long-term purchase contracts with many of our customers. Because we cannot predict with certainty incoming purchase orders, decreases in orders or failure to fulfill orders may cause our operating results to fluctuate.

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Product Introductions by Our Licensees.    We derive licensing revenue from the sale of products by our licensees. Because we cannot predict with certainty the timing of new product introductions by our licensees or the level of market acceptance such products will achieve, it is difficult to predict the level of licensing revenue in a particular quarter. If one of our licensees fails to introduce a new product on its anticipated schedule or at all, our quarterly operating results could suffer. In addition, increased demand for our licensees’ products could negatively impact sales of our handheld devices, which could adversely impact our operating results.

We rely on third party manufacturers and distributors to manufacture and distribute our handheld devices, and our reputation and results of operations could be adversely affected by our inability to control their operations.

We outsource all of our manufacturing to Flextronics and Manufacturers’ Services Limited (“MSL”). We depend on these third party manufacturers to produce sufficient volume of our products in a timely fashion and at satisfactory quality levels. In addition, we rely on our third party manufacturers to place orders with suppliers for the components they need to manufacture our products. If our third party manufacturers fail to produce quality products on time and in sufficient quantities, our reputation and results of operations would suffer. If they fail to place timely and sufficient orders with suppliers, our results of operations would suffer. For example, in the second quarter of fiscal year 2001, one of our third party manufacturers failed to order certain components on a timely basis, which resulted in delayed shipments and contributed to unfavorable linearity of shipments in the quarter, and may have limited our ability to further increase revenues from the prior quarters.

We depend on Flextronics to manufacture most of our device products at its facilities in Mexico and Hungary, and the rest of our device products are manufactured by MSL at its Minnesota facility. The cost, quality and availability of third party manufacturing operations are essential to the successful production and sale of our handheld devices. Our reliance on third parties exposes us to the following risks:

•	unexpected increases in manufacturing costs;

•	less ability to rapidly adjust build plans in response to changing demand forecasts;

•	interruptions in shipments if one of our manufacturers is unable to complete production;

•	less ability to control quality of finished device products;

•	less ability to control delivery schedules;

•	unpredictability of manufacturing yield;

•	potential lack of adequate capacity; and

•	potential inability to control component availability and purchase commitments.

We do not have a manufacturing agreement with Flextronics, upon whom we rely to manufacture our device products. We presently order our products on a purchase order basis from Flextronics. The absence of a manufacturing agreement means that, with little or no notice, Flextronics could refuse to continue to manufacture all or some of the units of our devices that we require or change the terms under which it manufactures our device products. If Flextronics were to stop manufacturing our devices, we may be unable to replace the lost manufacturing capacity on a timely basis and our results of operations could be harmed. In addition, if Flextronics were to change the terms under which they manufacture for us, our manufacturing costs could increase and our profitability could suffer.

Our U.S. manufacturing and distribution are physically separated. This requires additional lead-time to move products to customers. If we are shipping products near the end of the quarter, this extra time could result in us not meeting anticipated shipment volumes that quarter, which may negatively impact our results of operations.

Disruption in air transportation as a result of the terrorist attacks in the United States in September 2001 and further enhanced security measures in response to the attacks may cause transportation delays and increases in our costs for both receipt of inventory and shipment of products to our customers. If these types of disruptions continue or increase, our results of operations could be adversely impacted.

We depend on our suppliers, some of which are the sole source for certain components and elements of our technology, and our production would be seriously harmed if these suppliers are not able to meet our demand on a cost effective basis and alternative sources are not available.

Our products contain components, including liquid crystal displays, touch panels, memory chips and microprocessors, that are procured from a variety of suppliers. The cost, quality and availability of components are essential to the successful production and sale of our device products. During the first three quarters of fiscal year 2001, we experienced shortages of some key components, including liquid crystal displays and related components, flash memory chips and dynamic random access memory (“DRAM”) chips.

Some components, such as displays and related driver chips, power supply integrated circuits, digital signal processors, microprocessors, crystals and several radio frequency and discrete components, come from sole source suppliers. Alternative sources are not currently available for all of these sole source components. If suppliers are unable or unwilling to meet our demand for sole source components and if we are unable to obtain an alternative source or if the price for an alternative source is prohibitive, our ability to maintain timely and cost-effective production of our handheld computing device products would be seriously harmed.

We enter into agreements for the development and licensing of third party technology to be incorporated into some of our products. Our ability to release and sell these products could be seriously harmed if the third party technology is not delivered to us in a timely manner or contains errors or defects which are not discovered and fixed prior to release of the products and we are unable to obtain alternative technology to use in our products. Our inability to obtain alternative technology could result in damage to our reputation as well as lost revenues and diverted development resources.

We use third parties to provide significant operational and administrative services, and our ability to satisfy our customers and operate our business will suffer if the level of services does not meet our requirements.

We use third parties to provide services such as customer service, data center operations and desktop computer support, and facilities services. Should any of these third parties fail to deliver an adequate level of service, our business could suffer.

We do not know if the Palm platform licensing and wireless services parts of our business will be able to generate significant revenues in the future, and we will continue to rely on our handheld device products as the primary source of our revenues for the foreseeable future.

Most of our revenues depend on the commercial success of our Palm handheld devices, which comprise the primary product line that we currently offer. Expansion of the Palm platform licensing and wireless services parts of our business have generated a small percentage of our revenues. If revenues from our device business fail to meet expectations, our other business activities will likely not be able to compensate for this shortfall. For the second quarter of fiscal year 2002, revenues from sales of devices and accessories constituted approximately 94% of our revenues.

A significant portion of our revenues currently comes from a small number of customers, and any decrease in revenues from these customers could harm our results of operations.

A significant portion of our revenues comes from only a small number of customers. For example, in the second quarter of fiscal year 2002, Office Depot represented approximately 10.6% and Ingram Micro represented approximately 7.6% of our revenues. We expect that a significant portion of our revenues will continue to depend on sales of our handheld devices to a small number of customers. Any downturn in the business from these customers could seriously harm our revenues and results of operations.

We rely on distributors, retailers, and resellers to sell our products, and disruptions to these channels would adversely affect our ability to generate revenues from the sale of our handheld devices.

Our distributors, retailers and resellers sell products offered by our competitors. If our competitors offer our distributors, retailers and resellers more favorable terms or have more products available to meet their needs, those distributors, retailers and resellers may de-emphasize or decline to carry our products or carry our competitors’ products instead. In the future, we may not be able to retain or attract a sufficient number of qualified distributors, retailers and resellers. Further, distributors, retailers and resellers may not recommend, or continue to recommend, our products. If we are unable to maintain successful relationships with distributors, retailers and resellers or to expand our distribution channels, our business will suffer.

When we reduce the prices of our products to our distributors, retailers and resellers, we may have to compensate them for the difference between the higher price they paid to buy their inventory and the new lower prices. In addition, like other manufacturers, we are exposed to the risk of product returns from distributors, retailers and resellers, either through their exercise of contractual return rights or as a result of our strategic interest in assisting them in balancing inventories.

Because we sell our products primarily to distributors, retailers, and resellers, we are subject to many risks, including risks related to their inventory levels and support for our products. From the fourth quarter of fiscal year 2000 through the second quarter of fiscal year 2001, we were generally unable to fully meet the demand for certain of our products from our distributors, retailers, and resellers. If we are unable to supply our distributors, retailers and resellers with sufficient levels of inventory to meet customer demand, our sales could be negatively impacted.

Many of our distributors, retailers and resellers are being impacted by the current economic environment. The economic downturn could cause our distributors, retailers or resellers to modify their business practices, such as payment terms or inventory levels, which could in turn negatively impact our balance sheet or results of operations.

Distributors, retailers and traditional resellers experience competition from Internet-based resellers that distribute directly to end-user customers, and there is also competition among Internet-based resellers. We also sell our products directly to end-user customers from our Palm.com web site. These varied sales channels could cause conflict among our channels of distribution, which could seriously harm our revenues and results of operations.

If we are unable to compete effectively with existing or new competitors, our resulting loss of competitive position could result in price reductions, fewer customer orders, reduced margins and loss of market share.

We compete in the handheld device, operating system software and wireless services markets. The markets for these products and services are highly competitive and we expect competition to increase in the future. Some of our competitors or potential competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than Palm to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than we do. For example, several of these competitors sell or license server, desktop and/or laptop computing products in addition to handheld computing products and may choose to market and sell or license their handheld products at a discounted price or give them away for free with their other products. These competitors also may have longer and closer relationships with the senior management of enterprise customers who decide what products and technologies will be deployed in their enterprises. Moreover, these competitors may have larger and more established sales forces calling upon potential enterprise customers and therefore could contact a greater number of potential customers with more frequency. Consequently, these competitors could have a better competitive position than we do, which could result in potential enterprise customers deciding not to choose our products and services, which would adversely impact our business, financial condition and results of operations.

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Our handheld computing device products compete with a variety of smart handheld devices, including keyboard based devices, sub-notebook computers, smart phones and two-way pagers. Our principal competitors include Casio, Compaq, Hewlett-Packard, Nokia, Research in Motion Limited (“RIM”), and AOL Time Warner (which resells RIM devices), Sharp and Palm platform licensees such as HandEra (formerly TRG), Handspring, Kyocera, Samsung and Sony. In addition, companies such as Matsushita, NEC and Toshiba as well as several smaller companies in Asia and Europe have announced handheld devices they intend to sell.

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Our Palm platform competes primarily with operating systems such as Microsoft’s Windows CE for sub-PC computers, Microsoft’s Pocket PC, Symbian’s EPOC for wireless devices, proprietary operating systems from companies such as Sharp Electronics, and more recently operating systems based on Linux. Licensees of our Palm platform are under no obligation to introduce new products based on our operating system, and may elect not to use the Palm platform and instead use an alternative operating system, in which case we may not be able to increase our revenues from licensing the Palm platform or expand the proliferation of the Palm economy. For example, Palm and Nokia have jointly decided to discontinue the development of a previously planned product.

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Our wireless services compete with a variety of alternative technologies and services, such as those based on different industry standards for wireless access, information appliances that provide wireless connectivity and other traditional and developing methods. Competitors to our wireless services include Go America, Earthlink, RIM and potentially other device manufacturers such as Sony who offer Internet services. Our wireless access business also competes indirectly with other providers of wireless access, ranging from dedicated Internet service providers, such as AOL Time Warner, to local phone companies and telecommunications carriers. Wireless email that can synchronize with corporate mail servers is an important offering to many enterprise customers. RIM currently has such an email offering, and while we are developing such an offering, we cannot be certain that our development efforts in this area will be successful or that any product offering we did develop would compete favorably in the market.

We expect our competitors to continue to improve the performance of their current products and services and to introduce new products, services and technologies. For example, Microsoft recently introduced a new version of its Pocket PC operating system. We believe that Microsoft is investing aggressively to assist its licensees in marketing handheld computers based on Microsoft’s handheld operating systems. Moreover, Microsoft has announced its .Net and My.Net Internet initiatives. If the products and services proposed in these initiatives and similar initiatives announced by other companies are successful in the market, the demand for products based on our technologies could decrease. Software layer technologies such as Java and Microsoft’s .Net Compact Framework might reduce our ability to attract software developers and differentiate our products. Successful new product introductions or enhancements by our competitors, or increased market acceptance of competing products, such as the Pocket PC and RIM devices or devices offered by our licensees, such as Handspring and Sony, could reduce the sales and market acceptance of our products and services, cause intense price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

If we fail to effectively respond to competition from products introduced by licensees of our Palm platform or if our licensees fail to sell products based on the Palm platform, our results of operations may suffer.

The near term success of our business depends on both the sale of handheld device products and the licensing of our Palm platform. However, licensees of our Palm platform offer products that compete directly or indirectly with our handheld computing devices. For example, licensees such as Handspring and Sony use our Palm platform in products that can compete with our handheld devices. In addition to Handspring and Sony, our Palm platform has been licensed by other manufacturers such as Kyocera and Samsung for use in devices such as mobile phones or other similar products that can compete indirectly with our handheld devices. If revenues from our handheld devices suffer because of competition from licensees of our Palm platform, our results of operations would suffer and our ability to implement our business model would be seriously challenged. In addition, our licensees may not be successful in selling products based on the Palm platform or may seek reductions in the royalties payable to us, which could harm our business and results of operations.

Demand for our products is partially dependent upon support from third party software and hardware developers.

Decisions by customers to purchase our handheld device products, as opposed to competitive product offerings, are sometimes based on the availability of third party software, hardware, accessories and other expansion capabilities. In the future, we believe that in addition to our efforts to develop products which provide expansion capabilities to handheld devices, the level of support from third party developers will become increasingly important. For example, we, as well as our licensees HandEra, Handspring and Sony, all have products that feature a hardware expansion slot. Devices offered by other competitors also have hardware expansion slots. Because many of these third party developers are small companies, their operations and financial condition could be adversely affected by negative general economic conditions. Our operating results could suffer if third party developers cease to develop software or hardware for our products or focus their efforts on developing software or hardware for products offered by our competitors, especially if we are unable to offer attractive software, hardware, accessories and expansion capabilities.

If incompatibilities among devices offered by different manufacturers prevent successful adoption of the Secure Digital standard or if the standards ratified by the Secure Digital Association are not favorable to us or third party expansion solution developers, sales of our products that include Secure Digital expansion slots, such as the m125 and m500 series devices, could be negatively impacted.

Some device manufacturers may incorporate Secure Digital (“SD”) into their products in a manner that is not fully compliant with the SD Association standards, which may result in potential compatibility problems among devices offered by different manufacturers. Furthermore, the standards ratified by the SD Association could have the effect of favoring the manufacturers whose products incorporate the ratified standards. Non-compliant development or deployment of SD expansion solutions and their functionality could prevent successful adoption of the SD standard or of non-compliant products and negatively impact our sales of our products that include SD expansion card slots, such as the m125 and m500 series devices, which could harm our business and results of operations.

If support from the electronics, software and/or publishing industries is insufficient, Secure Digital expansion solutions might be limited, which could negatively impact sales of our products that include Secure Digital expansion slots, such as the m125 and m500 series devices.

The SD association is made up of many companies that plan to engage in the design, development, manufacture or sale of products or services which utilize the SD specifications. If these companies do not believe that there is sufficient customer demand for SD products and services, they might limit the development of products or services which utilize the SD specifications. This possible limitation on the development or deployment of SD expansion solutions and their functionality could negatively impact our sales of our products that include SD expansion slots, such as the m125 and m500 series devices, which could harm our business and results of operations.

Our Palm platform and handheld devices may contain errors or defects, which could result in the rejection of our products and damage to our reputation, as well as lost revenues, diverted development resources and increased service costs and warranty claims.

Our Palm platform and our devices are complex and must meet stringent user requirements. We must develop our software and hardware products quickly to keep pace with the rapidly changing handheld device market. Products and services as sophisticated as ours are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released. We have in the past experienced delays in releasing some models and versions of our products until problems were corrected. For example, in the fourth quarter of fiscal year 2001, the initial shipment of our m500 series of handhelds was delayed due to start-up design and manufacturing issues which we needed to resolve in order to meet our quality standards. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased customer service and support costs and warranty claims. Any of these results could harm our business. For instance we have, in the past experienced increased support costs related to a faulty memory component used in a limited number of our handheld devices, which required us to develop a software patch to address the problem. There have been reports of computer viruses and security gaps impacting handheld device operating systems. These viruses and security gaps and publicity about them may adversely impact sales of our products. In particular, if anti-virus protection and solutions for security gaps which users deem to be adequate are not developed to combat these viruses and security gaps, this could harm our business.

We depend on third party software as part of our Palm platform, and our ability to release next generation versions of our Palm platform would be seriously harmed if this third party software is not available in a timely fashion, which could result in the decreased demand for our products and damage to our reputation as well as lost revenues and diverted development resources.

We license third party software for use in the Palm platform. In addition to third party licensed software, we also enter into joint development agreements with certain licensees of the Palm platform whereby a licensee will develop a specific feature for our Palm OS, which we will then own and may later incorporate into new releases of the Palm platform. We expect that we will continue to license third party software and to enter into joint development arrangements. If a third party developer or a joint developer fails to develop software in a timely fashion or at all, we may not be able to deliver certain features in our products as expected or we could be required to expend unexpected development costs to develop the software ourselves or to use cash to obtain it from another third party. As a result, our product introductions could be delayed or our offering of features could be reduced, which could affect our operating results. Furthermore, the third party developer or joint developer may improperly use or disclose the software, which could adversely affect our competitive position. In addition, because we license some of our development tools from third parties, our business would suffer if we could no longer obtain those tools from those third parties.

We recently separated our business into two independent businesses by transferring our Palm platform and licensing business to a separate internal subsidiary. If we fail to manage our separate businesses effectively, our on–going business prospects and overall financial performance may suffer.

In December 2001, we separated our business into two independent businesses and formed a separate internal subsidiary to contain our Palm platform and licensing business. We have modified our business practices, financial and managerial controls, reporting systems and procedures to implement the formation and operation of this subsidiary. The separate management of this subsidiary could result in the diversion of capital and our attention away from other business issues or opportunities, which could adversely affect our overall business. We cannot be certain that we will be able to effectively implement and manage these two independent businesses or that each of the businesses can successfully run its own independent operations.We previously operated as a single integrated company, and we may not have the requisite expertise to successfully manage independently run businesses. There could be additional changes in the management teams as the teams begin to operate independently, thereby causing further disruption in both the specific business and our combined operations. Failure to effectively implement and manage this separation or to properly manage two independent business operations or failure of the two businesses to sustain efficient operations or to successfully implement their business strategies could cause deterioration in our revenues, compromise our on-going business prospects and impair our overall financial performance.

If we fail to adequately evolve our systems and processes in a changing business environment, our ability to manage our business and results of operations may be negatively impacted.

Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures. We have recently implemented new transaction processing, customer relationship management and data warehouse systems. This was a significant change to the previous systems, and we intend to continue to enhance and refine these new systems and processes, in areas such as product development and supply chain. If we fail to evolve our systems and processes, our ability to manage our business and results of operations may be negatively impacted. Some of our systems use the Internet to communicate information. Interruptions in Internet availability and functionality could adversely impact the operation of these systems and consequently our results of operations.

The market for the delivery of wireless services through handheld devices is new and rapidly evolving, and our ability to generate revenues from handheld devices, Palm platform licensing or wireless services could suffer if this market does not develop or we fail to address this market effectively.

We must continue to adapt our wireless services strategy to compete in the rapidly evolving wireless services market. We currently offer a subscription-based wireless access service that enables users of the Palm VII family of handheld devices to access web-clipped content on the Internet. We recently announced that as of January 2002, our MyPalm portal will no longer offer wireless personal information management services. Competitors have introduced or developed, or are in the process of introducing or developing, competing wireless services accessible through a variety of handheld devices and other information appliances. We cannot assure you that there will be demand for the wireless services provided by us or that individuals will widely adopt our handheld devices as a means of accessing wireless services. Accordingly, it is extremely difficult to predict which products and services will be successful in this market or the future size and growth of this market. In addition, given the limited history and rapidly evolving nature of this market, we cannot predict the price that wireless subscribers will be willing to pay for these products and services. If acceptance of our wireless services and solutions is less than anticipated, our results from operations could be impacted.

We may not be able to deliver or expand wireless access if our wireless carrier raises its rates, discontinues doing business with us or does not deliver acceptable service or if we fail to provide our devices or services on additional carrier networks, including networks in international markets.

The future success of our wireless services business substantially depends on the geographic coverage, capacity, affordability, reliability and security of wireless networks. Only a small number of wireless providers offer the network services we require. We currently rely on Cingular Wireless (formerly BellSouth Wireless Data) to provide all of our Palm VII and Palm VIIx handheld wireless network services pursuant to an agreement. Our agreement with Cingular Wireless permits each party to terminate the agreement on an annual basis. If Cingular Wireless failed to provide us with service at rates acceptable to us or at all, we may not be able to provide wireless access to our users. If Cingular Wireless delivers unacceptable service, the quality of our wireless services would suffer and we would likely lose users who are dissatisfied with our service. For example, we are aware that Cingular Wireless, like other wireless carriers, has experienced service outages from time to time in their wireless data network. In addition, our Palm VII series of products are configured around the frequency standard used by Cingular Wireless. If we needed to switch to another wireless carrier, we would have to redesign significant portions of our software and hardware to permit transmission on a different frequency. Users of Palm VII series products existing before the redesign would not be able to access the service provided by the new wireless carrier. If we were required to redesign these elements, our business could be adversely affected.

Our wireless services strategy depends on our ability to develop new wireless access devices that operate on additional wireless networks other than Cingular Wireless in the U.S. We may be unsuccessful at building favorable relationships with additional U.S. and international carriers, and we may not be successful at developing new devices that operate on other wireless networks.

In addition, because many international wireless carriers use different standards and transmit data on different frequencies than Cingular Wireless, we are likely to incur incremental expenses related to the redesign of certain portions of our software and hardware. Our products may be subject to a lengthy certification process with each wireless carrier with whom we seek to enter into a relationship. These certification requirements could delay the offering of wireless products and services into international markets. Consequently, our ability to expand our wireless services business, and therefore our results of operations, could suffer.

Our reputation and ability to generate revenues will be harmed if demand for our Internet services exceeds our telecommunications and network capacity.

We may from time to time experience increases in our Internet services usage which exceed our available telecommunications capacity and the capacity of our third party network servers. As a result, users may be unable to register or log on to our service, may experience a general slow-down in their Internet access or may be disconnected from their sessions. Excessive user demand could also result in system failures of our third party network servers’ networks. Inaccessibility, interruptions or other limitations on the ability to access our service due to excessive user demand, or any failure of our third party network servers to handle user traffic, could have an adverse effect on our reputation and our revenues.

If the security of our websites is compromised, our reputation could suffer and customers may not be willing to use our services, which could cause our revenues to decline.

A significant barrier to widespread use of electronic commerce sites and network services sites, such as our Palm.com site, is concern for the security of confidential information transmitted over public networks. Despite our efforts to protect the integrity of our Palm.com site, a party may be able to circumvent our security measures and could misappropriate proprietary information or cause interruptions in our operations and damage our reputation. Any such action could negatively affect our customers’ willingness to engage in online commerce with us or purchase wireless services from us, which could harm our revenues and results of operations. In addition, we may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches.

We may not be able to maintain and expand our business if we are not able to hire, retain, integrate and motivate sufficient qualified personnel.

Our future success depends to a significant extent on the continued contribution of our key executive, technical, sales, marketing, supply chain and administrative personnel. It also depends on our ability to expand, integrate and retain our management team. The loss of services of key employees could adversely affect our business, operating results or financial condition. In addition, recruiting and retaining skilled personnel, including software and hardware engineers, is highly competitive, particularly in the San Francisco Bay Area where we are headquartered. Further, our common stock price per share has been, and may continue to be, extremely volatile. When our common stock price is less than the exercise price of stock options granted to employees, turnover may increase, which could harm our results of operations or financial condition. If we fail to retain, hire and integrate qualified employees and contractors, we will not be able to maintain and expand our business. In addition, we must carefully balance the size of our employee base with our anticipated revenue base. If our revenue or attrition levels vary significantly, our results of operations or financial condition could be adversely affected.

In recent quarters, we initiated reductions in our workforce of both employees and contractors. These reductions have resulted in reallocations of employee duties which could result in employee and contractor uncertainty. Reductions in our workforce could make it difficult to motivate and retain the remaining employees and contractors, which would affect our ability to deliver our products in a timely fashion and otherwise negatively affect our business.

In addition, since the resignation of our former chief executive officer, our board of directors and current chief executive officer have been conducting a search for a new chief executive officer. The search for a new chief executive officer could result in the diversion of management’s attention away from other business issues and operations, which could adversely affect our business. Furthermore, the transition to a new chief executive officer could be disruptive to our business operations and harm our business.

Third parties have claimed and may claim in the future we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products if these claims are successful.

In the course of our business, we frequently receive claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. We evaluate the validity and applicability of these intellectual property rights, and determine in each case whether we must negotiate licenses or cross-licenses to incorporate or use the proprietary technologies in our products. Third parties may claim that we or our customers or Palm platform licensees are infringing or contributing to the infringement of their intellectual property rights, and we may be found to infringe or contribute to the infringement of those intellectual property rights and require a license to use those rights. We may be unaware of intellectual property rights of others that may cover some of our technology, products and services.

Any litigation regarding patents or other intellectual property could be costly and time-consuming, and divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements or indemnify our customers or Palm platform licensees. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of our products.

We often rely on licenses of intellectual property for use in our business. We cannot assure you that these licenses will be available in the future on favorable terms or at all.

On April 28, 1997, Xerox Corporation filed suit against U.S. Robotics Corporation and U.S. Robotics Access Corp. in the United States District Court for the Western District of New York. The case came to be captioned: Xerox Corporation v. 3Com Corporation, U.S. Robotics Corporation, U.S. Robotics Access Corp., Palm Computing, Inc. and Palm, Inc., Civil Action No. 97-CV-6182T. The complaint alleged willful infringement of U.S. Patent No. 5,596,656, entitled “Unistrokes for Computerized Interpretation of Handwriting.” The complaint sought unspecified damages and to permanently enjoin the defendants from infringing the patent in the future. In 2000, the District Court dismissed the case, ruling that the patent is not infringed by the Graffiti handwriting recognition system used with Palm handheld computers. Xerox appealed the dismissal to the United States Court of Appeals for the Federal Circuit (“CAFC”). On October 5, 2001, the CAFC affirmed-in-part, reversed-in-part and remanded the case to the District Court for further proceedings. On December 20, 2001, the District Court granted Xerox’s motion for summary judgment that the patent is valid, enforceable, and infringed. We filed a Notice of Appeal on December 21, 2001. We may not be successful in our appeal of the court’s ruling. On February 22, 2002, the court rejected an injunction sought by Xerox to prohibit the manufacture or sale of products using the Graffiti handwriting recognition system. The court also rejected a request by Xerox to set a trial date to determine damages Xerox claims it is owed. In addition, the court required us to post a $50 million bond pending the resolution of the appeal. If we are not successful in our appeal, Xerox might again seek an injunction from the court, and we might be required to pay Xerox significant damages or license fees.

On February 28, 2000, E-Pass Technologies, Inc. filed suit against “3Com, Inc.” in the United States District Court for the Southern District of New York and later filed on March 6, 2000 an amended complaint against Palm and 3Com. The case is now captioned E-Pass Technologies, Inc. v. 3Com Corporation, a/k/a 3Com, Inc. and Palm, Inc. (Civil Action No. 00 CIV 1523). The amended complaint alleges willful infringement of U.S. Patent No. 5,276,311, entitled “Method and Device for Simplifying the Use of Credit Cards, or the Like.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patent in the future. The case was transferred to the U.S. District Court for the Northern District of California. The parties have engaged in discovery. On December 5, 2001, the Court issued a Markman order that interpreted certain patent claim terms at issue. No trial date has been set.

On March 14, 2001, NCR Corporation filed suit against Palm and Handspring, Inc. in the United States District Court for the District of Delaware. The case is captioned, NCR Corporation v. Palm, Inc. and Handspring, Inc. (Civil Action No. 01-169). The complaint alleges infringement of U.S. Patent Nos. 4,634,845 and 4,689,478, entitled, respectively, “Portable Personal Terminal for Use in a System for Handling Transactions” and “System for Handling Transactions Including a Portable Personal Terminal.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patents in the future. The parties have engaged in discovery. The Court has tentatively scheduled trial to begin on July 29, 2002.

In connection with our separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and us, we agreed to indemnify and hold 3Com harmless for any damages or losses which might arise out of the Xerox and E-Pass litigation.

If third parties infringe our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

Our success depends in large part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our operating results.

Our pending patent and trademark registration applications may not be allowed or competitors may challenge the validity or scope of these patent applications or trademark registrations. In addition, our patents may not provide us a significant competitive advantage.

We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

On July 22, 1999, we filed a copyright infringement action against Olivetti Office USA, Inc. and CompanionLink Software, Inc. in the United States District Court for the Northern District of California alleging that Olivetti’s “Royal daVinci” handheld device and the daVinci OS Software Development Kit (distributed by CompanionLink) contained source code copied from the Palm OS operating system. We obtained a preliminary injunction against further distribution, sale, import or export of any product containing source code or object code copied or derived from the Palm OS operating system. The injunction is to remain in effect pending the outcome of the lawsuit. The Court has set the case for trial beginning March 11, 2003. We also initiated a copyright infringement action in Hong Kong on July 21, 1999, against EchoLink Design, Ltd., the company responsible for developing the operating system software contained in the Olivetti daVinci devices that are the subject of the action against Olivetti in the Northern District of California. The High Court of the Hong Kong Special Administrative Region issued an order the same day restraining EchoLink from further copying, distribution, sale, import or export of Palm OS operating system source code or EchoLink’s “NEXUS OS” source code, which we maintain infringes our copyrights. Kessel Electronics (H.K.), Limited, which supplied Olivetti with the daVinci devices, was subsequently added to the Hong Kong action. Kessel consented to an injunction against reproducing, copying, importing, exporting, distributing, or making available to the public any software contained in certain files of the Palm OS source code or object code. In September 2001, Kessel Electronics (H.K.) Limited filed papers in Hong Kong seeking to liquidate the company pursuant to section 228A of the Hong Kong Companies Ordinance.

By letter dated October 7, 1999, 3Com notified certain third party retailers about the preliminary injunction order issued against Olivetti and CompanionLink. On October 5, 2000, Olivetti filed an action against Palm and 3Com in the Superior Court of California, Santa Clara County, for unfair competition, intentional interference with potential economic advantage, libel and trade libel, based upon certain statements that were allegedly made, or that 3Com allegedly omitted to make, in the October 7, 1999 letter. In addition, Olivetti has filed the identical action, as counterclaims and third-party claims against Palm and 3Com, in the United States District Court for the Northern District of California. Palm and 3Com filed a motion to strike Olivetti’s state court complaint under California’s anti-SLAPP statute. On April 3, 2001, the Superior Court granted Palm’s and 3Com’s motion. Olivetti has appealed from the order granting the motion to strike. Olivetti’s identical claims against Palm (and 3Com) have been stayed in the federal action pending Olivetti’s appeal of the state court ruling dismissing Olivetti’s claims.

In connection with our separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and us, we agreed to indemnify and hold 3Com harmless for any damages or losses which might arise out of the Olivetti litigation.

In the past, there have been thefts of computer equipment from us and our employees. This computer equipment has contained proprietary information. We have formulated a security plan to reduce the risk of any future thefts and have cooperated with state and federal law enforcement officials in an investigation of past incidents. We may not be successful in preventing future thefts, or in preventing those responsible for past thefts from using our technology to produce competing products. The unauthorized use of Palm technology by competitors could have a material adverse effect on our ability to sell our products in some markets.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenues from international operations will represent an increasing portion of our total revenues over time. In addition, several of the facilities where our devices are manufactured and distributed are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	difficulty in managing widespread sales and manufacturing operations;

•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs; and

•	less effective protection of intellectual property.

We are subject to changes in demand for our products resulting from exchange rate fluctuations that make our products relatively more or less expensive in international markets. If exchange rate fluctuations occur, our business could be harmed by decreases in demand for our products or reductions in gross margins.

We may pursue strategic acquisitions and investments which could have an adverse impact on our business if unsuccessful.

Within the last two years, we have acquired ThinAirApps, Inc., certain assets of Be Incorporated, peanutpress.com, Inc., WeSync.com, Inc., AnyDay.com, Inc., and Actual Software Corporation. We evaluate other acquisition opportunities that could provide us with additional product or services offerings or additional industry expertise. Acquisitions could result in difficulties assimilating acquired operations and products, and result in the diversion of capital and management’s attention away from other business issues and opportunities. Integration of acquired companies may result in problems related to integration of technology and management teams. We may not successfully integrate operations, personnel or products that we have acquired or may acquire in the future. If we fail to successfully integrate acquisitions, our business could be materially harmed. In addition, our acquisitions may not be successful in achieving our desired strategic objectives, which would also cause our business to suffer. For example, in the fourth quarter of fiscal year 2001, we had to record a charge of approximately $47.7 million in connection with the impairment of certain intangibles as a result of our reduced expectations for revenues and cashflows from web calendaring associated with our acquisition of AnyDay. These transactions may result in the diversion of capital and management’s attention away from other business issues and opportunities. In addition, we have made strategic venture investments in other companies which provide products and services which are complementary to ours. If these investments are unsuccessful, this could have an adverse impact on our results of operations and financial position.

Our ability to pursue mergers and acquisitions may be limited.

3Com has obtained a ruling from the Internal Revenue Service that the distribution of 3Com’s shares of Palm common stock to 3Com’s stockholders will not be taxable. This ruling could be revoked if either 3Com or Palm, through July 27, 2002, engaged in certain transactions that would constitute a change of more than 50% of the equity interest in either company and that transaction was deemed to be related to our separation from 3Com in 2000. Consequently, our ability to engage in mergers and acquisitions could be limited. If either 3Com or Palm takes any action that causes the ruling to be revoked, there would be material adverse consequences, potentially including making the distribution taxable, and causing the company that was responsible for the revocation to indemnify the other company for any resulting damages.

Our flexibility to operate our business may be constrained by the requirements of our credit facility.

In June 2001, we obtained a two-year asset-backed, borrowing-base credit facility from a group of financial institutions for up to a maximum of $150 million with the actual amount available determined by eligible accounts receivable and inventory as well as a real estate line of credit. The terms of our credit facility requires us to obtain the prior consent of our lenders before we engage in certain specified actions such as incurring certain indebtedness, making certain investments or distributions, making certain acquisitions, making certain capital expenditures or causing a change in control of Palm. If we are unable to obtain our lenders’ consent, we will be unable to take certain actions and our business may suffer. In addition, the credit facility confers additional rights on our lenders in the event of a default which could cause us to suffer adverse financial and business consequences. To date, we have not drawn on our credit facility.

Business interruptions could adversely affect our business.

Our operations and those of our suppliers and customers are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, wars and other events beyond our control. Our facilities and those of our suppliers and customers in the State of California may be subject to electrical blackouts as a consequence of a shortage of available electrical power. Such electrical blackouts could disrupt the operations of our affected facilities and those of our suppliers and customers. In addition, the business interruption insurance we carry may not be sufficient to compensate us fully for losses or damages that may occur as a result of such events. Any such losses or damages incurred by us could have a material adverse effect on our business.

Risks Related to Our Separation from 3Com

Our historical financial information may not be representative of our future results.

Through February 25, 2000, our consolidated financial statements were carved out from the consolidated financial statements of 3Com using the historical results of operations and historical bases of the assets and liabilities of the 3Com handheld computing business that we comprised. Accordingly, the historical financial information does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Through February 2000, 3Com did not account for us and we were not operated as a separate, stand-alone entity for the periods presented. From March 2000 through August 2001, we incurred various costs related to transitional services procured from 3Com. These costs were decreasing during this time period as we established our own infrastructure.

Our historical costs and expenses through February 2000 include allocations from 3Com for centralized corporate services and infrastructure costs, including legal, accounting, treasury, real estate, information technology, distribution, customer service, sales, marketing and engineering. These allocations were determined on bases that we and 3Com considered to be reasonable reflections of the utilization of services provided to or the benefit received by Palm. Beginning from March 2000, our costs and expenses included a variety of transitional services provided by 3Com to us while we were developing our own infrastructure capabilities. The historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future.

We may have potential business conflicts of interest with 3Com with respect to our past and ongoing relationships and may not resolve these conflicts on the most favorable terms to us.

Conflicts of interest could arise between 3Com and us in a number of areas relating to our past and ongoing relationships, including:

•	tax and indemnification matters arising from our separation from 3Com;

•	intellectual property matters; and

•	employee recruiting.

These relationships were formed in the context of a parent-subsidiary relationship and negotiated in the overall context of our separation from 3Com. We may not be able to resolve any potential conflicts on terms most favorable to us. Nothing restricts 3Com from competing with us.

Risks Related to the Securities Markets and Ownership of Our Common Stock

Our common stock price may be subject to significant fluctuations and volatility.

Our common stock has been publicly traded since March 2, 2000. The market price of our common stock has been subject to significant fluctuations since the date of our initial public offering. These fluctuations could continue. Among the factors that could affect our stock price are:

•	quarterly variations in our operating results;

•	changes in revenues or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as new product announcements, acquisitions or restructuring;

•	actions by institutional stockholders;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.

In addition, the stock markets in general, and the markets for high technology stocks in particular, have experienced high volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Provisions in our charter documents and Delaware law and our adoption of a stockholder rights plan may delay or prevent acquisition of us, which could decrease the value of your shares.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include a classified board of directors and limitations on actions by our stockholders by written consent. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

Our board of directors adopted a stockholder rights plan, pursuant to which we declared and paid a dividend of one right for each share of common stock held by stockholders of record as of November 6, 2000. Unless redeemed by us prior to the time the rights are exercised, upon the occurrence of certain events, the rights will entitle the holders to receive upon exercise thereof shares of our preferred stock, or shares of an acquiring entity, having a value equal to twice the then-current exercise price of the right. The issuance of the rights could have the effect of delaying or preventing a change in control of us.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, including capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used. Pending such uses, we will invest the net proceeds in interest-bearing securities.

RATIO OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

The ratio of earnings available to cover fixed charges for each of the periods indicated is as follows (dollars in thousands):

	Fiscal Year Ended					Six Months Ended
	May 25, 1997	May 31, 1998	May 28, 1999	June 2, 2000	June 1, 2001	December 1, 2000	November 30, 2001
Ratio of earnings available to cover fixed charges	—	6.60	22.31	18.39	—	24.95	—

For the purpose of calculating this ratio, earnings consist of our income (loss) before income taxes plus fixed charges. Fixed charges include interest on indebtedness, amortization of borrowing expenses and the portion of rental expense under operating leases deemed by us to be representative of the interest factor. The deficiency of earnings to cover fixed charges for the years ended May 25, 1997 and June 1, 2001 and for the six months ended November 30, 2001 was $15,359,000, $534,777,000 and $92,718,000, respectively.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with the applicable prospectus supplement, will describe all the material terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words “Palm,” “we,” “us” or “our” refer only to Palm, Inc. and not to any of our subsidiaries.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superceded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•
the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of United States $1,000 or any multiple of United States $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•
if other than United States currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•
if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•
if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated debt securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any additions to or changes in, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The United States Federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges that may be imposed in connection with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We have initially appointed the trustee as the security registrar. Any transfer agent, and any other security registrar, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor any trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due,

will be repaid to us. Thereafter, the holder may look only to us for such payment.

No Protection in the Event of a Change of Control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets

Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor entity, if any, is a United States corporation, limited liability company, partnership or trust;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of Default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

(1)	we fail to pay principal of or any premium on any debt security of that series when due;

(2)	we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

(3)	we fail to deposit any sinking fund payment when due;

(4)	we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

(5)	certain events, including bankruptcy, insolvency or reorganization of Palm.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated debt securities.”

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable security or indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting of any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)
the holders of at least a majority in principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)
the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the terms, provisions and conditions of the indenture and, if so, specifying all known defaults.

Modification and Waiver

Unless we indicate otherwise in a prospectus supplement, Palm and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting of facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

•
We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•
We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or United States government obligations or, in the case of debt securities that are denominated in a currency other than United States dollars, cash in the currency in which the debt securities are denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in United States dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the action.

“foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•
direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•
obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indentures and the debt securities will be governed by, and construed under, the law of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders.

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the Trustee

The indentures limit the right of the trustee, should it become a creditor of Palm, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior debt, of all senior debt.

In the event of any acceleration of the subordinated debt securities because of an event of default, holders of any senior debt would be entitled to payment in full, in cash or other payment satisfactory to holders of senior debt, of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

We are required to promptly notify holders of senior debt under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•	a default in the payment of senior debt occurs and is continuing beyond any grace period, which we refer to as a payment default; or

•
any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

We may and shall resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist; and

•
in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice if the maturity of the designated senior debt has not been accelerated.

No new payment blockage period may start unless 365 days have elapsed from the effectiveness of the prior payment blockage notice.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “—Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

“designated senior debt” means our obligations under any of our senior debt that expressly provides that it is “designated senior debt.”

“indebtedness” means:

(1)	all of our indebtedness, obligations and other liabilities for:

•
borrowed money, including our obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or

•
evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion of our assets, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)	all of our reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3)
all of our obligations and liabilities in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4)
all of our obligations and other liabilities under any other lease or related document, including a purchase agreement, in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property;

(5)
all of our obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6)
all of our direct or indirect guaranties or similar agreements in respect of, and obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5);

(7)
any of our indebtedness or other obligations described in clauses (1) through (6) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us; and

(8)	any and all deferrals, renewals, extensions, refundings of, amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7).

“senior debt” means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, rent and all fees, costs, expenses and other amounts accrued or due on or in connection with our indebtedness, including all deferrals, renewals, extensions or refundings of, or modifications or supplements to, that indebtedness. Senior debt shall not include:

•
any debt that expressly provides it shall not be senior in right of payment to the subordinated debt securities or expressly provides that such indebtedness is on the same basis or “junior” to the subordinated debt securities; or

•	debt to any of our subsidiaries.

“subsidiary” means any entity of which at least a majority of the outstanding voting stock having the power to elect a majority of the board of directors of such entity (in the case of a corporation) is, or of which at least a majority of the equity interests (in the case of an entity which is not a corporation) are at the time owned, directly or indirectly, by us or by one or more or our other subsidiaries or by a combination of us and our other subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

DESCRIPTION OF COMMON STOCK

The following description of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to the more complete descriptions set forth in our certificate of incorporation, as amended, and our bylaws, as amended. We have filed these documents as exhibits to the registration statement related to this prospectus.

General

We are authorized to issue 2,000,000,000 shares of common stock, $0.001 par value, and 125,000,000 shares of preferred stock, $0.001 par value, in one or more series. As of March 1, 2002, there were approximately 577,753,000 shares of common stock issued and outstanding.

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders, and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share in any assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The powers, preferences and rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Stockholder Rights Plan

On September 21, 2000, our board of directors adopted a stockholder rights plan and declared a distribution of one preferred stock purchase right for each share of our common stock outstanding on November 6, 2000, and each share of common stock issued after that date. The rights are transferable with our common stock until they become exercisable but are not exercisable until the distribution date described in the plan. Generally, the plan distribution date will not occur until a person or group acquires or makes a tender offer for 15 percent or more of our outstanding common stock. The rights expire on November 6, 2010 unless we redeem them at an earlier date. The expiration date may be extended by our board. When a right becomes exercisable, its holder is entitled to purchase from us 1/1000th of a share of preferred stock at a purchase price of $370.00, subject to adjustment in certain circumstances.

Until the plan distribution date, the purchase rights will be evidenced by the certificates for common stock registered in the names of holders of our common stock. As soon as practical following the plan distribution date, we will mail separate certificates evidencing the rights to common stock holders of record.

If any person or group acquires 15 percent or more of our common stock, the rights holders will be entitled to receive upon exercise, that number of shares of common stock that at the time have a market value equal to twice the purchase price of the right.

If we are acquired in a business combination, the purchase rights holders will be entitled to acquire, for the purchase price, that number of shares of common stock of the acquiring corporation that, at the time, have a market value equal to twice the purchase price of the purchase right. Our board has the right to redeem the purchase rights in certain circumstances for $0.001 per share, subject to adjustment.

The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics, which, in our board’s opinion, would impair its ability to represent our stockholders’ interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though it may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Other Obligations to Issue Capital Stock

We have adopted and maintain equity incentive plans pursuant to which we are authorized to issue stock, stock options and other types of compensation for employees, consultants and other persons who provide services to us. Our employees are also given the right to purchase our common stock at favorable purchase prices under some of these plans. As of March 1, 2002, we had outstanding options to acquire approximately 50,537,000 shares of common stock under these plans. We have reserved approximately an additional 26,123,000 shares of common stock for future issuance under these plans.

Anti-Takeover Provisions

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15 percent or more of the corporation’s voting stock. A corporation may “opt out” of this statute, which we have not done.

Certificate of Incorporation and Bylaws Provisions

Our certificate of incorporation, as amended, and bylaws, as amended, include the following provisions, among others, that could discourage potential acquisition proposals and could delay or prevent a change of control of Palm:

•
Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors;

•	Under our bylaws, only our board of directors and the chairman of our board of directors may call special meetings of stockholders;

•
Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors;

•	Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting;

•	Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors; and

•	The amendment of any of the above provisions would require approval by holders of at least 80% of our outstanding common stock.

In addition, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Palm.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A. EquiServe’s address is 150 Royall Street, Canton, MA 02021, and its telephone number is 1-800-733-5001.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 125,000,000 shares of preferred stock, $0.001 par value. We have designated 2,000,000 shares of our preferred stock as Series A Participating Preferred Stock in connection with the stockholders rights plan, described under “Description of Common Stock” above. No other shares of preferred stock are outstanding, and we have no present plans to issue any additional shares of preferred stock.

Our board of directors has the authority, without stockholder consent, subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each particular series. A prospectus supplement relating to each such series will specify the terms of the preferred stock as determined by our board of directors, including the following:

•	the number of shares in any series;

•	the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	the conversion provisions applicable to that series of preferred stock, if any;

•	the redemption or sinking fund provisions applicable to that series of preferred stock, if any;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock set forth above and in any description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock. The prospectus supplement will also contain a description of certain United States federal income tax consequences relating to the preferred stock.

Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

DESCRIPTION OF THE DEPOSITARY SHARES

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the Securities and Exchange Commission.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of Palm, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor Palm will be liable if either the depositary or Palm is prevented or delayed by law or any circumstance beyond either the depositary or Palm’s control in performing their respective obligations under the deposit agreement. Palm’s obligations and the depositary’s obligations will be limited to the performance in good faith of Palm or the depositary’s respective duties under the deposit agreement. Neither the depositary nor Palm will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Palm and the depositary may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Federal Income Tax Consequences

Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for Federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of debt securities, preferred stock or common stock, or any combination thereof. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the complete terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States Federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Stock Warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States Federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of Palm.

As set forth in the applicable prospectus supplement, the exercise price and the number of shares of common stock or preferred stock purchasable upon exercise of the warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to any holders of common stock, a stock split, reverse stock split, combination, subdivision or reclassification of common stock, and such other events, if any, specified in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

We may distribute the securities:

•	from time to time in one or more transactions at a fixed price or prices;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Some securities that we may issue under this prospectus may be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of these series of securities may make a market in the securities. However, they are not obligated to make a market and may discontinue market making activity at any time. We cannot provide any assurance as to the liquidity of the trading market for any securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement for such securities.

LEGAL MATTERS

The validity of the issuance of the securities of Palm offered by this prospectus will be passed upon for Palm by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements and the related consolidated financial data schedule incorporated in this prospectus by reference from Palm, Inc.’s Annual Report on Form 10-K for the year ended June 1, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The appraisal report dated June 2001 referred to in Palm, Inc.’s annual report on Form 10-K for the fiscal year ended June 1, 2001, which is incorporated by reference in this prospectus, has been prepared by Carneghi-Bautovich & Partners, Inc., real estate appraisers and consultants in urban economics, given on the authority of said firm as experts in real estate appraisals.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the Securities and Exchange Commission, or SEC. Copies of our reports, proxy statements, and other information may be inspected and copied at the Public Reference Room maintained by the SEC at:

Judiciary Plaza
450 Fifth Street, N.W.
Room 1024
Washington, D.C., 20549

Copies of our reports, proxy statements, and other information may also be inspected at the public reference facilities maintained by the SEC at the following regional offices of the SEC:

233 Broadway New York, New York 10279	Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

You may obtain information regarding the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically.

Reports, proxy statements, and other information concerning us may also be inspected at The National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

We have filed a registration statement under the Securities Act of 1933 with the SEC with respect to the securities we have registered. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus incorporates documents by reference that are not presented in or delivered with this document. To obtain these additional documents, see the information provided below and the section entitled “Where You Can Find More Information” on page 43 of this prospectus.

The SEC allows us in this prospectus to incorporate by reference the information that we file with it. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the completion of the offering of all of the securities that we have registered shall be deemed incorporated by reference from the date of filing of those documents. We incorporate by reference the documents listed below, which have been filed with the SEC, into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended June 1, 2001;

•	Our Quarterly Reports on Form 10-Q for the quarters ended August 31, 2001 and November 30, 2001, respectively, each as amended;

•	Our Current Reports on Form 8-K filed with the SEC on June 15, 2001, November 9, 2001, December 14, 2001, December 17, 2001 and December 26, 2001;

•
The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 18, 2000 and any amendment or report filed thereafter for the purpose of updating such description; and

•
The description of our Rights Agreement, preferred share purchase rights and Series A Participating Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on October 23, 2000 and any amendment or report filed thereafter for the purpose of updating such description.

The reports and other documents, including amendments to previously filed reports and documents, that we file after the date of this prospectus will update and supersede the information in this prospectus.

The information incorporated by reference into this prospectus is available from us upon request in writing or by telephone. Upon your written or oral request, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Requests for this information should be submitted to:

Palm, Inc.
Attention:   Investor Relations
5470 Great America Parkway
Santa Clara, California 95052
(408) 878-9000

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that information in this prospectus is accurate as of any date other than the date of this prospectus or the date on the front of the documents incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses, other than the registration fee, payable by us in connection with the issuance and sale of securities offered by this prospectus.

Securities and Exchange Commission registration fee		$18,400
Nasdaq National Market listing fees		*
Trustee’s fees and expenses		*
Accounting fees and expenses		*
Legal fees and expenses of the registrant		*
Printing and engraving		*
Blue sky fees and expenses		*
Transfer agent fees and expenses		*
Rating agencies’ fees		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment or as an exhibit to a filing with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS OF PALM, INC.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The certificate of incorporation, as amended, and bylaws, as amended, of the Registrant provide in effect that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized or permitted by the Delaware General Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors and officers providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

ITEM 16.    EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
1.1*	Form of Underwriting Agreement.

3.1(1)	Amended and Restated Certificate of Incorporation.

3.2(2)	Amended and Restated Bylaws.

3.3(3)	Certificate of Designation of Series A Participating Preferred Stock, dated October 16, 2000.

4.1	Form of Senior Indenture.

4.2	Form of Subordinated Indenture.

4.3	Form of Senior Debt Security (included in Exhibit 4.1).

4.4	Form of Subordinated Debt Security (included in Exhibit 4.2).

4.5**	Form of Certificate of Designation.

4.6**	Form of Preferred Stock Certificate.

4.7**	Form of Deposit Agreement.

4.8**	Form of Deposit Receipt (included in Exhibit 4.7).

4.9**	Form of Warrant Agreement.

4.10**	Form of Warrant Certificate.

4.11(3)
Preferred Stock Rights Agreement, dated as of September 25, 2000 between the registrant and Fleet National Bank, including the Certificate of Designation, form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

12.1	Computation of Ratio of Earnings Available to Cover Fixed Charges.

23.1	Independent Auditors’ Consent.

23.2	Consent of Independent Appraiser.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of the registrant (see page II-5 of this Form S–3).

25.1**	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939.

25.2**	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939.

*	To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

**	To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.

(1)	Incorporated by reference from the registrant’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-92657) filed with the Securities and Exchange Commission on January 28, 2000.

(2)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 15, 2001.

(3)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2000.

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(b)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(c)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, County of Santa Clara, State of California, on the 21st day of March, 2002.

PALM, INC.

By:	/S/ ERIC A. BENHAMOU
Eric A. Benhamou Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric A. Benhamou, Judy Bruner and Stephen Yu and each of them individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ ERIC A. BENHAMOU Eric A. Benhamou	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 21, 2002

/S/ JUDY BRUNER Judy Bruner	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 21, 2002

/S/ GORDON A. CAMPBELL Gordon A. Campbell	Director	March 21, 2002

/S/ GARETH C.C. CHANG Gareth C.C. Chang	Director	March 21, 2002

/S/ JEAN-JACQUES DAMLAMIAN Jean-Jacques Damlamian	Director	March 21, 2002

/S/ MICHAEL HOMER Michael Homer	Director	March 21, 2002

/S/ DAVID C. NAGEL David C. Nagel	Director	March 21, 2002

/S/ SUSAN G. SWENSON Susan G. Swenson	Director	March 21, 2002

EXHIBIT INDEX

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
1.1*	Form of Underwriting Agreement.

3.1(1)	Amended and Restated Certificate of Incorporation.

3.2(2)	Amended and Restated Bylaws.

3.3(3)	Certificate of Designation of Series A Participating Preferred Stock, dated October 16, 2000.

4.1	Form of Senior Indenture.

4.2	Form of Subordinated Indenture.

4.3	Form of Senior Debt Security (included in Exhibit 4.1).

4.4	Form of Subordinated Debt Security (included in Exhibit 4.2).

4.5**	Form of Certificate of Designation.

4.6**	Form of Preferred Stock Certificate.

4.7**	Form of Deposit Agreement.

4.8**	Form of Deposit Receipt (included in Exhibit 4.7).

4.9**	Form of Warrant Agreement.

4.10**	Form of Warrant Certificate.

4.11(3)
Preferred Stock Rights Agreement, dated as of September 25, 2000 between the registrant and Fleet National Bank, including the Certificate of Designation, form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

12.1	Computation of Ratio of Earnings Available to Cover Fixed Charges.

23.1	Independent Auditors’ Consent.

23.2	Consent of Independent Appraiser.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of the registrant (see page II-5 of this Form S–3).

25.1**	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939.

25.2**	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939.

*	To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

**	To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.

(1)	Incorporated by reference from the registrant’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-92657) filed with the Securities and Exchange Commission on January 28, 2000.

(2)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 15, 2001.

(3)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2000